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                                                                    Exhibit 99.2



FOR IMMEDIATE RELEASE
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FOR ADDITIONAL INFORMATION CONTACT:

Walker Contact:
Stanley V. Vogler
415-243-2737
svogle@walker.com
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                        WALKER INTERACTIVE SYSTEMS, INC.
                         ADOPTS STOCKHOLDER RIGHTS PLAN


San Francisco, California, June 2, 2000 - Walker Interactive Systems, Inc. (NASDAQ: WALK), a global provider of e-business solutions for the enterprise, today announced that its Board of Directors approved the adoption of a Stockholder Rights Plan under which all stockholders of record as of June 22, 2000 will receive rights to purchase shares of a new series of Preferred Stock.

The Rights Plan is designed to enable all Walker Interactive Systems, Inc. stockholders to realize the full value of their investment and to provide for fair and equal treatment for all stockholders in the event that an unsolicited attempt is made to acquire Walker. The adoption of the Rights Plan is intended as a means to guard against abusive takeover tactics and is not in response to any particular proposal.

The rights will be distributed as a non-taxable dividend and will expire in ten years from the record date. The rights will be exercisable only if a person or group acquires 15% or more of the Walker Common


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WALKER INTERACTIVE SYSTEMS, INC. ADOPTS STOCKHOLDER RIGHTS PLAN       2-2-2-2-2


Stock or announces a tender offer for 15% or more of the Common Stock. If a person acquires 15% or more of the company's Common Stock, all rights holders except the buyer will be entitled to acquire the company's Common Stock at a discount. The effect will be to discourage acquisitions of more than 15% of the Common Stock of Walker without negotiations with the Board.

The rights will trade with the company's Common Stock, unless and until they are separated upon the occurrence of certain future events. The rights distribution is not taxable to the stockholders. The company's Board of Directors may terminate the Rights Plan at any time or redeem the rights prior to the time a person acquires more than 15% of the company's Common Stock. Additional details regarding the Rights Plan will be outlined in a summary to be mailed to all stockholders following the record date.


ABOUT WALKER:

Walker Interactive Systems, Inc. (Nasdaq: WALK), headquartered in San Francisco, California, is a leading, global provider of e-business solutions for the enterprise. The Walker family of e-business applications and vertical industry solutions, combined with integration and consulting services, are utilized by Global 2000 organizations in industries, including banking and financial services, paper, retail, transportation and utilities. Information about Walker is available at www.walker.com or 1-800-PICK-WALKER.

Copyright -C- 2000 Walker Interactive Systems, Inc. Walker, Horizon and Deep e-business solutions are trademarks and/or registered trademarks of Walker Interactive Systems, Inc. All other brand and product names are trademarks of their respective owners.

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